Exhibit 1.1

Execution Version

Rose Rock Midstream, L.P.

Rose Rock Finance Corporation

$350,000,000

5.625% Senior Notes due 2023

Purchase Agreement

May 11, 2015

Wells Fargo Securities, LLC

As Representative of the Initial Purchasers

listed on Schedule I hereto

c/o Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202-4200

Ladies and Gentlemen:

Rose Rock Midstream, L.P., a limited partnership organized under the laws of Delaware (the “Partnership”), and Rose Rock Finance Corporation, a corporation organized under the laws of Delaware and a wholly-owned subsidiary of the Partnership (the “Co-Issuer” and together with the Partnership, the “Issuers”), propose to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as representative, $350,000,000 aggregate principal amount of their 5.625% Senior Notes due 2023 (the “Notes”). The Notes will be guaranteed (the “Guarantees”) on a senior unsecured basis by each of the Guarantors (as defined below). The Notes and the Guarantees are hereinafter collectively referred to as the “Securities.” The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Date (as defined below), between the Issuers, the subsidiaries of the Partnership (other than the Co-Issuer) listed on the signature pages hereto (the “Guarantors”) and the Initial Purchasers, pursuant to which the Issuers and the Guarantors will agree to register the Securities under the Act subject to the terms and conditions therein specified. The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date, between the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The term Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 21 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Issuers have prepared a preliminary offering memorandum, dated May 11, 2015 (as amended or supplemented at the date thereof, the “Preliminary Memorandum”), and a final offering memorandum, dated May 11, 2015 (as amended or supplemented at the Execution Time, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Issuers, the Guarantors and their respective subsidiaries and businesses, and the Securities. Each of the Issuers hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Any reference in this Agreement to the Disclosure Package, the Preliminary Memorandum or the Final Memorandum shall be deemed to refer to and include the documents and filings incorporated by reference therein as of the effective date of the Disclosure Package, the Preliminary Memorandum or the Final Memorandum, as applicable.

1. Representations and Warranties. The Issuers jointly and severally represent and warrant to, and agree with, each Initial Purchaser as set forth below in this Section 1.

(a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of its date and on the Closing Date, the Final Memorandum did not and will not (and any amendment or supplement thereto, as of its date and on the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuers make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuers by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) As of the Execution Time, (i) the Disclosure Package and (ii) any electronic roadshow, when taken together as a whole with the Disclosure Package, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuers make no representation or warranty as to the information contained in or omitted from the Disclosure Package or any such electronic roadshow in reliance upon and in conformity with information furnished in writing to the Issuers by or on behalf of the Initial Purchasers through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c) None of the Issuers, their respective Affiliates, or any person acting on their behalf (other than the Initial Purchasers and their respective Affiliates, as to whom the Issuers make no representation or warranty) has, directly or indirectly, sold, offered to sell, or solicited offers to buy, any “security” (as defined in the Act) that is or could be integrated for sale with the Notes in a manner that would require the registration of the Securities under the Act.

(d) None of the Issuers, their respective Affiliates, or any person acting on their behalf (other than the Initial Purchasers and their respective Affiliates, as to whom the Issuers make no representation or warranty) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Rule 502 of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Issuers, their respective Affiliates and any person acting on their behalf (other than the Initial Purchasers and their respective Affiliates, as to whom the Issuers make no representation or warranty) has complied with the offering restrictions requirement of Regulation S.

(e) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) Subject to the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4 hereof and compliance by the Initial Purchasers with their agreements set forth herein, no registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum.

(g) Neither Issuer is required, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described under “Use of Proceeds” in the Disclosure Package and the Final Memorandum, neither Issuer will be required, to register as an “investment company” as defined in the Investment Company Act.

(h) The Issuers have not paid or agreed to pay to any person any compensation for soliciting another to purchase the Securities (except as contemplated in this Agreement).

(i) The Issuers have not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(j) Each of the Partnership and its subsidiaries has been duly incorporated or formed and is validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite limited partnership, limited liability company or corporate power and authority, as the case may be, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and each of the Issuers and each Guarantor is duly qualified to do business as a foreign limited partnership, limited liability company or corporation, as the case may be, and is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(k) All of the issued and outstanding equity interests of the Partnership and each of its subsidiaries (other than White Cliffs, which is addressed below) have been duly authorized and validly issued (in accordance with the bylaws or limited partnership or limited liability company agreement (collectively, the “Organizational Agreements”) or the certificate of formation or incorporation, or other similar organizational document, in each case, as in effect on the date hereof (collectively, with the Organizational Agreements, the “Organizational Documents”), as applicable, of such entity), are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), as applicable), and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all of the issued and outstanding equity interests of the Partnership’s subsidiaries (other than White Cliffs, which is addressed below) are owned by the Partnership either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance (collectively, “Liens”), except for Liens arising under or in connection with that certain Credit Agreement, dated November 10, 2011, by and among the Partnership, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as amended through the date of this Agreement (the “Partnership Credit Agreement”). SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SCPL”) owns a 51% membership interest in White Cliffs, L.L.C., a Delaware limited liability company (“White Cliffs”); such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of White Cliffs (such agreement, as in effect on the date hereof, the “White Cliffs LLC Agreement”), is fully paid (to the extent required by the White Cliffs LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and SCPL owns such membership interest free and clear of all Liens, except for Liens arising under or in connection with the Partnership Credit Agreement or that certain Credit Agreement, dated as of June 17, 2011, among SemGroup Corporation, a Delaware corporation (“SemGroup”), as borrower, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended through the date of this Agreement (the “SemGroup Credit Agreement”), or as described in the Disclosure Package and the Final Memorandum.

(l) The statements in the Disclosure Package and the Final Memorandum under the headings “Certain United States Federal Tax Consequences”, “Description of the Notes”, “Exchange Offer; Registration Rights”, “Business—Regulation” and

“Description of Other Indebtedness,” in each case, to the extent that they purport to summarize the provisions of the law or documents referred to therein, fairly summarize the matters therein described.

(m) This Agreement has been duly authorized, executed and delivered by the Issuers and the Guarantors; the Registration Rights Agreement has been duly authorized, and, on the Closing Date, will have been duly executed and delivered by the Issuers and the Guarantors and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding instrument enforceable against the Issuers and the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity and except as rights to indemnification may be limited by applicable law); the Indenture has been duly authorized by the Issuers and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Issuers and the Guarantors, will constitute a legal, valid and binding instrument enforceable against the Issuers and the Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity and except as rights to indemnification may be limited by applicable law); the Notes have been duly authorized by each of the Issuers and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will have been duly executed and delivered by the Issuers and will constitute the legal, valid and binding obligations of the Issuers entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(n) Each of the Guarantees has been duly authorized by the applicable Guarantor and, when executed by the applicable Guarantor and delivered to the Trustee in accordance with the terms of the Indenture, will have been duly executed and delivered by such Guarantor and constitute the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(o) Assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4 hereof and compliance by the Initial Purchasers of their agreements set forth herein, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the issuance and sale of the Securities or performance by the Issuers and the Guarantors of their obligations under this Agreement, the Registration Rights Agreement or the Indenture, except such as have been obtained or made by the Issuers or the Guarantors and except such as may be required under the Exchange Act or the blue sky laws of any jurisdiction in which the Securities are offered and sold and, in the case of the Registration Rights Agreement, such as will be obtained under the Act, the Trust Indenture Act and applicable state securities laws.

(p) None of the execution and delivery of this Agreement, the Registration Rights Agreement or the Indenture or the consummation of any of the transactions herein or therein contemplated, including the issuance and sale of the Securities as described in the Disclosure Package and the Final Memorandum, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any Lien upon any property or assets of the Partnership or any of its subsidiaries pursuant to, (i) the Organizational Documents of the Partnership or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, or instrument to which the Partnership or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership or any of its subsidiaries or any of its or their properties, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, violations, or Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

(q) The consolidated historical financial statements and schedules of (i) the Partnership (or its predecessor for accounting purposes) and its consolidated subsidiaries, (ii) SCPL and its consolidated subsidiaries and (iii) White Cliffs and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of (i) the Partnership (or its predecessor for accounting purposes) and its consolidated subsidiaries, (ii) SCPL and its consolidated subsidiaries and (iii) White Cliffs and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods indicated (except as otherwise noted therein); the summary financial data set forth under the caption “Summary Historical Consolidated Financial and Operating Data” in the Disclosure Package and the Final Memorandum fairly presents in all material respects, on the basis stated in the Disclosure Package and the Final Memorandum, the information shown thereby; the pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum; the pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum comply as to form in all material respects with the applicable accounting requirements of Regulation S-X; and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Disclosure Package, the Preliminary Memorandum and the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its subsidiaries or its or their property is pending or, to the knowledge of the Partnership, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture, the Registration Rights Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(s) Each of the Partnership and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, except those that would not, individually or in the aggregate, have a Material Adverse Effect.

(t) None of the Partnership or any of its subsidiaries is in violation of or default under (i) any provision of its Organizational Documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Partnership or any such subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(u) (i) BDO USA, LLP, who have certified certain financial statements of the Partnership and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to the Partnership in accordance with the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(ii) BDO USA, LLP, who have certified certain financial statements of SCPL and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to SCPL in accordance with the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(iii) BDO USA, LLP, who have certified certain financial statements of White Cliffs and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to White Cliffs in accordance with the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(v) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(w) Each Issuer has filed all applicable tax returns that are required to be filed through the date hereof or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(x) No labor problem or dispute with the employees of the Partnership or any of its subsidiaries exists or, to the knowledge of the Partnership, is threatened or imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

(y) No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as prohibited by the Partnership Credit Agreement, the indenture governing the Issuers’ existing 5.625% senior notes due 2022, such subsidiary’s Organizational Agreements and the laws of such subsidiary’s state of formation or incorporation, as the case may be, or as described in or contemplated in the Disclosure Package or the Final Memorandum (in each case, exclusive of any amendment or supplement thereto).

(z) The Partnership and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Partnership or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Partnership and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by the Partnership or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Partnership nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Partnership nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(aa) The Partnership and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses in the manner described in the Disclosure Package and the Final Memorandum, except where the failure to possess the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Partnership nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(bb) The Partnership and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Disclosure Package, Preliminary Memorandum or Final Memorandum are prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Partnership’s and its subsidiaries’ internal controls over financial reporting are effective and the Partnership and its subsidiaries are not aware of any material weakness in such internal controls over financial reporting.

(cc) The Partnership and its subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to perform the functions for which they were established.

(dd) The Partnership and its subsidiaries and their respective facilities (i) are and have at all times in the past been in compliance with any and all applicable Environmental Laws (as defined below); (ii) have received and are in compliance with all permits, licenses, registrations or other approvals, including for the construction of all pipelines and facilities, required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses, registrations or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(ee) There has been no Release (as defined below) or threatened Release of Regulated Materials (as defined below) at, to or from any property, pipeline or facility, currently or, to the knowledge of the Partnership, formerly owned, operated or leased by the Partnership or any of its subsidiaries, which would reasonably be expected to give rise to liability under Environmental Laws, except where such liability under Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Disclosure Package and the Final Memorandum, neither the Partnership nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ff) In the ordinary course of its business, the Partnership periodically reviews the effect of Environmental Laws on the business, operations and properties of the Partnership and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for investigation or clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Partnership has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment, to human health and to the distribution and production of energy, including without limitation, those relating to (i) the Release or threatened Release of Regulated Materials; (ii) the manufacture, processing, gathering, distribution, use, generation, treatment, storage, transport, handling or recycling of Regulated Materials; and (iii) pipeline safety. “Regulated Materials” means any substance, material, pollutant or contaminant, chemical, waste, compound, or constituent, in any form regulated under or which can give rise to liability under any Environmental Law, including without limitation, petroleum and petroleum products, natural gas and natural gas liquids, asbestos and asbestos and asbestos containing materials. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment, or into, from or through any building, pipeline, structure or facility.

(gg) The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Partnership (as defined in Rule 1-02 of Regulation S-X).

(hh) (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Partnership or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Plan”) has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, has occurred or is reasonably expected to occur; (iv) for each Plan that is subject to the funding rules of ERISA or the Code, the fair market value of the assets of each such Plan is not less than the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, to the knowledge of the Partnership or any member of its Controlled Group, whether by action or by failure to act, which would cause the loss of such qualification and (viii) neither the Partnership nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA), except, in each case with respect to the events or conditions set forth in clauses (i) through (viii) above, as would not have a Material Adverse Effect.

(ii) The operations of the Partnership and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

(iii) Neither the Partnership nor any of its subsidiaries nor, to the knowledge of the Partnership, any director, officer, agent, employee or Affiliate of the Partnership or any of its subsidiaries (i) is currently subject to any sanctions administered by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)), the United Nations Security Council, the European Union or the United Kingdom (including sanctions administered or controlled by her Majesty’s Treasury) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanctioned Persons”), or could result in the violation of Sanctions by, any person (including any person participating in the offering of the Securities, whether as Initial Purchaser, advisor, investor or otherwise).

(ii) Neither the Partnership nor any of its subsidiaries nor, to the knowledge of the Partnership, any director, officer, agent, employee or Affiliate of the Partnership or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(jj) Except as has been disclosed to the Initial Purchasers or is not material to the analysis under any Sanctions, neither the Partnership nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Partnership or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(kk) There is and has been no failure on the part of the Partnership or, to the knowledge of the Partnership, any of the Partnership’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ll) Neither the Partnership nor any of its subsidiaries , nor, to the knowledge of the Partnership, any director, officer, agent, employee or Affiliate of the Partnership or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Bribery Act of 2010 of the United Kingdom (the “UK Act”) or similar law of any applicable jurisdiction, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, the UK Act or any other similar law of any applicable jurisdiction; and the Partnership, its subsidiaries and, to the knowledge of the Partnership, its Affiliates have conducted their businesses in compliance with the FCPA, the UK Act or any other similar law of any applicable jurisdiction and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(mm) Any certificate signed by any officer of either Issuer and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by such Issuer, as to matters covered thereby, to each Initial Purchaser.

(nn) The documents incorporated by reference in the Disclosure Package, the Preliminary Memorandum and the Final Memorandum conformed, and any further documents so incorporated will conform, when filed with the Commission, in all material respects to the requirements of the Exchange Act.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuers and the Guarantors agree to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Issuers and the Guarantors, at a purchase price of 96.72% of the principal amount thereof, plus accrued interest, if any, from May 14, 2015 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on May 14, 2015, which date and time may be postponed by not more than three Business Days by agreement between the Representative and the Issuers or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Issuers by wire transfer of immediately available funds to the account specified by the Issuers. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

4. Offering by Initial Purchasers. (a) The Initial Purchasers propose to make an offering of the Securities at the price and upon the terms set forth in the Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable. Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Issuers that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A) to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act), or

(B) in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Rule 502 of Regulation D) in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi) it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii) at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S.”

5. Agreements. The Issuers agree with each Initial Purchaser that:

(a) The Issuers will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, until the completion of the sale of the Securities by the Initial Purchasers, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) The Issuers will prepare a Final Term Sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by the Representative and attached as Schedule II hereto.

(c) Until the later of (i) the completion of the sale of the Securities by the Initial Purchasers and (ii) the Closing Date, the Issuers will not amend or supplement the Disclosure Package or the Final Memorandum, without the prior written consent of the Representative.

(d) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Issuers will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e) Without the prior written consent of the Representative, the Issuers have not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(f) The Issuers will cooperate with the Initial Purchasers in arranging, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuers be obligated to qualify to do business in any jurisdiction where they are not now so qualified or to take any action that would subject them to service of process in suits in any jurisdiction where they are not now so subject. The Issuers will promptly advise the Representative of the receipt by the Issuers of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g) Prior to the one year anniversary of the Closing Date, the Issuers will not, and will not permit any of their respective Affiliates to, resell any Securities that constitute “restricted securities” under Rule 144 under the Act that have been reacquired by any of them.

(h) None of the Issuers, their respective Affiliates, or any person acting on their behalf will, directly or indirectly, make offers or sales of any “security” (as defined in the Act), or solicit offers to buy any security, that could be integrated with the sale of the Securities in a manner which would require the registration of the Securities under the Act.

(i) None of the Issuers, their respective Affiliates, or any person acting on their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(j) None of the Issuers, their respective Affiliates, or any person acting or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Rule 502 of Regulation D) in connection with any offer or sale of the Securities in the United States.

(k) For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Issuers, during any period in which they are not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or they are not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided pursuant to Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l) The Issuers will cooperate with the Representative and use their best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(m) Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(n) The Partnership and its subsidiaries will not for a period of 45 days following the Execution Time, without the prior written consent of Wells Fargo Securities, LLC, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Partnership or any of its subsidiaries (other than the Securities and other than as required by the Registration Rights Agreement as contemplated herein).

(o) The Issuers will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(p) The Issuers will, for a period of twelve months following the Execution Time, furnish to the Representative all reports or other communications (financial or other) generally made available to holders of the Partnership’s limited partner interests, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Partnership is listed and generally made available to the public.

(q) The Issuers agree to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the Registration Rights Agreement, the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (vii) the transportation and other expenses incurred by or on behalf of the Issuers’ representatives in connection with presentations to prospective purchasers of the Securities, it being understood that the reasonable cost of any private jet air travel in connection with such presentations shall be split evenly between the Issuers, on the one hand, and the Initial Purchasers, on the other hand; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuers; and (x) all other costs and expenses incident to the performance by the Issuers of their obligations hereunder. Except as provided in this Section 5(q) and Sections 7 and 8 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

(r) The Issuers will apply the net proceeds from the sale of the Securities as described under “Use of Proceeds” in the Disclosure Package and the Final Memorandum.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuers contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Issuers made in any certificates pursuant to the provisions hereof, to the performance by the Issuers of their obligations hereunder and to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a) The Issuers shall have requested and caused (i) Andrews Kurth LLP, counsel for the Issuers and the Guarantors, to furnish its usual and customary opinion and negative assurance letter, (ii) Gibson Dunn Crutcher, LLP, special counsel for the Issuers and the Guarantors, to furnish its usual and customary opinion and (iii) Candice L. Cheeseman, in her capacity as general counsel to Rose Rock Midstream GP, LLC, to furnish her written opinion, each dated the Closing Date and addressed and reasonably satisfactory to the Representative, the forms of which are attached hereto as Exhibit A-1, A-2 and A-3.

(b) In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the jurisdiction of incorporation of the Issuers, the State of New York or the federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Initial Purchasers and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Issuers and public officials. References to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum in this Section 6(a) include any amendment or supplement thereto at the Closing Date.

(c) The Representative shall have received from Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Registration Rights Agreement, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the Issuers shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Partnership shall have furnished to the Representative a certificate of the Partnership, signed by (x) the Chairman of the Board or the President and (y) the principal financial or accounting officer of the Rose Rock Midstream GP, LLC, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any supplements or amendments thereto, and this Agreement and that:

(i) the representations and warranties of the Issuers in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuers have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent audited financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has not occurred any Material Adverse Effect, except as described in the Disclosure Package and the Final Memorandum.

(e) At the Execution Time and at the Closing Date, the Issuers shall have requested and caused BDO USA, LLP to furnish to the Representative a “comfort letter,” dated as of the Execution Time, and a “bring down comfort letter,” dated as of the Closing Date, in form and substance satisfactory to the Representative, confirming that they are independent accountants within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and confirming certain matters with respect to the audited, unaudited and pro forma financial statements and other financial and accounting information included or incorporated by reference in the Disclosure Package and the Final Memorandum, including any amendment or supplement thereto as of the date of the applicable letter.

(f) Subsequent to the Execution Time and on or prior to the Closing Date, there shall not have occurred a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which is, in the sole judgment of the Representative, to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(g) The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Issuers’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) Prior to the Closing Date, the Issuers shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Issuers in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at 80 Pine Street, New York, New York 10005, on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Issuers to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Issuers will reimburse the Initial Purchasers severally through Wells Fargo Securities, LLC on demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) Each of the Issuers agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any electronic roadshow or any Issuer Written Information, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum, any electronic roadshow or any Issuer Written Information, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Issuers may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Issuers, each of their directors, each of their officers, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Issuers by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary

Memorandum or the Final Memorandum (or in any amendment or supplement thereto), and will reimburse the Issuers and such other persons for all out-of-pocket expenses reasonably incurred by the Issuers or such other persons in connection with investigating or defending any such action or claim as such expenses are incurred. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Issuers acknowledge that the statements set forth in the ninth and tenth paragraphs under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum constitute the only written information furnished to the Issuers by or on behalf of any Initial Purchaser for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include an admission of fault, culpability or failure to act by or on behalf of such indemnified party. An indemnifying party shall not be liable under this Section 8 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld, but if settled with such consent or if there is a final judgment for the plaintiff, such indemnifying party agrees to indemnify the indemnified party in accordance with this Section 8.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuers and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuers and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuers on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuers and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuers on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Issuers shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuers on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuers and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act and each officer and director of each of the Issuers shall have the same rights to contribution as the Issuers, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Issuers. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Issuers or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Issuers prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in any securities of the Partnership or trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of each of the Issuers or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Issuers or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to Wells Fargo Securities, LLC, 550 South Tryon Street, Charlotte, NC 28202-4200, Attention: Transaction Management, fax no. (704) 383-9165 (with such fax to be confirmed by telephone to (704) 715-0541); or, if sent to the Issuers, will be mailed, delivered or telefaxed to (918) 524-8687 and confirmed to them at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, OK 74136-4216, attention of General Counsel.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder. The term “successors” shall not include any subsequent purchaser of any Securities from any Initial Purchaser merely by reason of such purchase.

14. Jurisdiction. The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any State or U.S. federal court in The City of New York and County of New York, and waive any objection which they may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any suit, action or proceeding.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuers and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. The Issuers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Issuers hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Issuers, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Issuers and (c) the Issuers’ engagement of the Initial Purchasers in connection with the offering of the Securities and the process leading up to such offering is as independent contractors and not in any other capacity. Furthermore, each Issuer agrees that it is solely responsible for making its own judgments in connection with such offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising such Issuer on related or other matters). The Issuers agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuers, in connection with such transaction or the process leading thereto.

19. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the Final Term Sheet and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Term Sheet” shall mean the term sheet prepared pursuant to Section 5(b) hereof and in the form attached as Schedule II hereto.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean the writings, in addition to the Preliminary Memorandum and the Final Term Sheet, that the parties expressly agree in writing to treat as part of the Disclosure Package, as set forth on Schedule III hereto.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuers, the Guarantors and the several Initial Purchasers.

[Signature pages follow]

Very truly yours,

Rose Rock Midstream, L.P.

By:	Rose Rock Midstream GP, LLC,
its general partner

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Rose Rock Finance Corporation

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Rose Rock Midstream Operating, LLC

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Rose Rock Midstream Field Services, LLC

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Rose Rock Midstream Energy GP, LLC

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

[Rose Rock Purchase Agreement]

Rose Rock Midstream Crude, L.P.

By:	Rose Rock Midstream Energy GP, LLC,
its general partner

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

SemCrude Pipeline, L.L.C.

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Glass Mountain Holding, LLC
By:	Rose Rock Midstream Operating, LLC, its sole Manager

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

Wattenberg Holding, LLC
By:	Rose Rock Midstream Operating, LLC, its sole Manager

By:	/s/ Robert N. Fitzgerald
	Name:	Robert N. Fitzgerald
	Title:	Senior Vice President and Chief Financial Officer

[Rose Rock Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Wells Fargo Securities, LLC

By:	/s/ Todd Schanzlin
	Name:	Todd Schanzlin
	Title:	Managing Director

For itself and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.

[Rose Rock Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased

Wells Fargo Securities, LLC	$105,000,000
Barclays Capital Inc.	28,000,000
Citigroup Global Markets Inc.	28,000,000
Credit Suisse Securities (USA) LLC	28,000,000
Deutsche Bank Securities Inc.	28,000,000
RBC Capital Markets, LLC	28,000,000
UBS Securities LLC	28,000,000
ABN AMRO Securities (USA) LLC	10,500,000
BBVA Securities Inc.	10,500,000
BMO Capital Markets Corp.	10,500,000
Capital One Securities, Inc.	10,500,000
Scotia Capital (USA) Inc.	10,500,000
SunTrust Robinson Humphrey, Inc.	10,500,000
BOSC, Inc.	7,000,000
Morgan Stanley & Co. LLC	7,000,000
Total	$350,000,000

SCHEDULE II

[See attached]

SCHEDULE III

None.

ANNEX A

Significant Subsidiaries

SemCrude Pipeline, L.L.C.

Rose Rock Midstream Operating, LLC

Rose Rock Midstream Crude, L.P.

EXHIBIT A-1

Form of Opinion and Negative Assurance Letter of Andrews Kurth LLP

1. The Partnership has been duly formed and is validly existing as a limited partnership and in good standing under the laws of the State of Delaware. The Co-Issuer and each of the Guarantors listed on Annex I1 hereto (collectively, the “Delaware Guarantors”) is validly existing as a corporation, limited liability company or limited partnership, as the case may be, and is in good standing under the laws of the State of Delaware.

2. Each of the Issuers and Guarantors is duly registered or qualified to conduct business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction set forth opposite its name on Annex I or Annex II2 hereto, as applicable.

3. Each of the Issuers and each of the Delaware Guarantors has the corporate, limited partnership or limited liability company power and authority, as the case may be, under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under, the Transaction Documents3 to which it is party and (ii) carry on its business and own its properties as described in the Disclosure Package and the Final Memorandum.

4. The General Partner is the sole general partner of the Partnership, with a 2.0% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all liens (other than those arising under or in connection with the SemGroup Credit Agreement) (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file in the office of the Secretary of State of the State of Delaware as of May [●], 2015 or (B) otherwise known to us, without independent investigation.

5. All of the issued and outstanding equity interests of the Co-Issuer and each of the Delaware Guarantors have been duly authorized and validly issued in accordance with the respective Organizational Documents of the Co-Issuer and each such Delaware Guarantor, are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as applicable). All of the issued and outstanding equity interests of the Co-Issuer and each of the Guarantors are owned by the Partnership or a Guarantor, free and clear of all liens (other than those arising under or in connection with the Partnership Credit Agreement) (A) in respect of which a financing statement under the Uniform Commercial Code

[1]	Annex I to include all Delaware Guarantors
[2]	Annex II to include all Oklahoma Guarantors
[3]	Defined as Purchase Agreement, Indenture, Notes and Registration Rights Agreement.

of the State of Delaware naming the Partnership or a Guarantor as debtor is on file in the office of the Secretary of State of the State of Delaware as of May [●], 2015 or (B) otherwise known to us, without independent investigation.

6. Each of the Transaction Documents has been duly authorized, executed and delivered by each of the Issuers; and each of the Purchase Agreement, the Registration Rights Agreement and the Indenture has been duly authorized, executed and delivered by each of the Delaware Guarantors.

7. None of (i) the execution and delivery of, or the incurrence or performance by the Issuers and the Guarantors of their respective obligations under, each of the Transaction Documents to which it is a party, each in accordance with its terms, (ii) the offering, issuance, sale and delivery of the Notes pursuant to the Purchase Agreement or (iii) the issuance of the guarantees of the Notes by the Guarantors, as set forth in the Indenture, (A) constituted, constitutes or will constitute a violation of the Organizational Documents of the Issuers or any of the Delaware Guarantors, (B) constituted, constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default), under any Applicable Agreement4, (C) resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of either of the Issuers or any Guarantor pursuant to any Applicable Agreement, (D) resulted, results or will result in any violation of (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) the General Corporation Law of the State of Delaware, (iv) the Delaware Limited Liability Company Act, (v) the Delaware Revised Uniform Limited Partnership Act or (vi) Regulation T, U or X of the Board of Governors of the Federal Reserve System or (E) resulted, results or will result in the contravention of any Applicable Order.

8. No Governmental Approval, which has not been obtained or made and is not in full force and effect, is required to authorize, or is required for the execution and delivery by the Issuers and each the Guarantors of the Transaction Documents to which it is a party or the incurrence or performance of its obligations thereunder. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Delaware or the United States of America, pursuant to (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) the General Corporation Law of the State of Delaware, (iv) the Delaware Limited Liability Company Act or (v) the Delaware Revised Uniform Limited Partnership Act.

9. The statements under the caption “Certain United States Federal Income Tax Consequences” in the Preliminary Offering Memorandum and in the Offering Memorandum, insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions stated therein.

[4]	To include agreements filed as exhibits to RRMS’ 2014 10-K (except for RRMS credit agreement and amendments thereto) and the Bilateral LC facility.

10. The Registration Rights Agreement constitutes a valid and binding obligation of each of the Issuers and Guarantors, enforceable against each of them in accordance with its terms, under applicable laws of the State of New York.

11. Assuming (i) the accuracy of the representations and warranties of the Issuers set forth in Sections 1(c) and 1(d) of the Purchase Agreement, (ii) the due performance by the Issuers and the Initial Purchasers of the covenants and agreements set forth in the Purchase Agreement, (iii) the compliance by the Initial Purchasers with the offering and transfer procedures and the restrictions described in the Offering Memorandum, (iv) the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4(b) of the Purchase Agreement, (v) the accuracy of the representations and warranties made or deemed to be made in accordance with the Purchase Agreement and the Offering Memorandum by purchasers to whom the Initial Purchasers initially resell the Notes and (vi) that purchasers to whom the Initial Purchasers initially resell the Notes have been made aware of the information set forth in the Offering Memorandum under the caption “Transfer Restrictions,” (A) the offer, issue, sale and delivery of the Notes (and the guarantees thereof by the Guarantors) to the Initial Purchasers and the initial resale of the Notes (and the guarantees thereof by the Guarantors) by the Initial Purchasers, each in the manner contemplated by the Purchase Agreement and the Offering Memorandum, do not require registration under the Securities Act, and (B) prior to the consummation of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), such offer, issue, sale and delivery of the Notes (and the guarantees thereof by the Guarantors) and such initial resale of the Notes (and the guarantees thereof by the Guarantors) do not require qualification of the Indenture under the Trust Indenture Act of 1939, as amended, provided, however, that in the case of clauses (A) and (B), we express no opinion as to any subsequent resale of any Notes (and the guarantees thereof by the Guarantors).

12. None of the Issuers or the Guarantors is or, immediately after giving effect to the issuance and sale of the Notes and the application of proceeds therefrom as described in the Disclosure Package and the Offering Memorandum, will be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

13. Statements under the caption “Exchange Offer; Registration Rights” and “Description of Other Indebtedness—Bilateral Letter of Credit Facility” in the Preliminary Offering Memorandum and in the Offering Memorandum, insofar as such statements purport to summarize certain provisions of documents and legal matters referred to therein and reviewed by us as described above, fairly summarize such provisions and legal matters in all material respects, subject to the qualifications and assumptions stated therein.

In addition, we have participated in conferences with officers and other representatives of the Issuers and the Guarantors, the independent registered public accounting firm for the Issuers and the Guarantors, counsel for the Initial Purchasers and representatives of the Initial Purchasers at which the contents of the Disclosure Package and the Offering Memorandum and related matters were discussed and, although we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Disclosure Package and the Offering Memorandum (except as and to the extent set forth in paragraphs 9 and 13 above), on the basis of the foregoing (relying with respect to factual matters to the extent we deem appropriate upon statements by officers and other representatives of the Issuers and the Guarantors), no facts have come to our attention that have led us to believe that (i) the Disclosure Package, as of 3:00 p.m. (Eastern Time) on May 11, 2015 (which you have informed us is a time prior to the time of the first sale of the Notes by the Initial Purchasers), contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offering Memorandum, as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we express no opinion, statement or belief in this letter with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditors’ reports thereon and (ii) any other financial or accounting data, included or incorporated by reference in, or excluded from, the Disclosure Package and the Offering Memorandum.

We express no opinion as to the laws of any jurisdiction other than (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) certain other specified laws of the United States of America to the extent referred to specifically herein, (iv) the General Corporation Law of the State of Delaware, (v) the Delaware Limited Liability Company Act and (vi) the Delaware Revised Uniform Limited Partnership Act. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided however, that such references (including without limitation those appearing in paragraphs 7 and 8 above) do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust laws, rules or regulations.

EXHIBIT A-2

Form of Opinion of Gibson Dunn & Crutcher LLP

1. The Indenture constitutes a legal, valid and binding obligation of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with its terms.

2. When the Notes and the Guarantees endorsed thereon have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, the Notes and the Guarantee of each Guarantor endorsed thereon will be legal, valid and binding obligations of the Issuers and each such Guarantor, respectively, enforceable against them in accordance with their terms.

3. The execution and delivery by each of the Issuers and each of the Guarantors of the Closing Date Note Documents to which they are a party, the performance of their obligations thereunder, and the issuance by the Issuers and the Guarantors of the Notes and the Guarantees to the Initial Purchasers, do not and will not (A) result in a breach of or default under or (B) result in or require the creation or imposition of any lien or encumbrance upon any assets of such obligor under any agreement listed on Annex B.

4. Insofar as the statements in the Offering Memorandum under the caption “Description of the Notes” purport to describe specific provisions of the Notes or the other Closing Date Note Documents, such statements present in all material respects an accurate summary of such provisions.

5. To the extent that the statements in the Offering Memorandum under the caption “Description of Other Indebtedness—Revolving Credit Facility” purport to describe specific provisions of the Revolving Credit Facility (as defined on Annex B), such statements present in all material respects an accurate summary of such provisions.

EXHIBIT A-3

Form of Opinion of Candice L. Cheeseman

1. Each of Glass Mountain Holding, LLC and Wattenberg Holding, LLC (together, the “Oklahoma Guarantors”) is validly existing as a limited liability company and is in good standing under the laws of the State of Oklahoma.

2. Each of the Oklahoma Guarantors has the limited liability company power and authority under the laws of the State of Oklahoma to (i) execute and deliver, and incur and perform all of its obligations under the Purchase Agreement, the Registration Rights Agreement and the Indenture and (ii) carry on its business and own its properties as described in the Disclosure Package and the Final Memorandum.

3. All of the issued and outstanding equity interests of each of the Oklahoma Guarantors have been duly authorized and validly issued in accordance with the respective Organizational Documents of each such Oklahoma Guarantor, are fully paid (to the extent required under the Organizational Documents of such entity) and nonassessable (except as such nonassessability may be affected by Sections 18-2031 and 18-2040(B) of the Oklahoma Limited Liability Company Act).

4. Each of the Purchase Agreement, the Registration Rights Agreement and the Indenture has been duly authorized, executed and delivered by each of the Oklahoma Guarantors.

5. Neither (i) the execution and delivery of, or the incurrence or performance by the Oklahoma Guarantors of their respective obligations under, each of under the Purchase Agreement, the Registration Rights Agreement and the Indenture, each in accordance with its terms, nor (ii) the issuance of the guarantees of the Notes by the Oklahoma Guarantors, as set forth in the Indenture, (A) constituted, constitutes or will constitute a violation of the Organizational Documents of each such Oklahoma Guarantor, or (B) resulted, results or will result in any violation of applicable laws of the State of Oklahoma.

6. No Governmental Approval, which has not been obtained or made and is not in full force and effect, is required to authorize, or is required for the execution and delivery by the Oklahoma Guarantors of the Purchase Agreement, the Registration Rights Agreement or the Indenture or the incurrence or performance of their respective obligations thereunder. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of Oklahoma.

7. To my knowledge and except as set forth or contemplated in the Disclosure Package and the Final Memorandum, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator to which any of the Issuers or Guarantors is a party or to which any property or assets of any of the Issuers or Guarantors is subject that, if the subject of an unfavorable decision, ruling or finding would, individually or in the aggregate, have a Material Adverse Effect.

I express no opinion as to the laws of any jurisdiction other than applicable laws of the State of Oklahoma. References herein to “applicable laws” mean those laws, rules and regulations that, in my experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, without my having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided however, that such references do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust laws, rules or regulations.

Andrews Kurth LLP, Gibson Dunn & Crutcher LLP and Cahill Gordon & Reindel LLP are each authorized to rely upon this opinion letter in connection with the offering as if such opinion letter were addressed and delivered to them on the date hereof; provided that this opinion letter may be relied upon by the Initial Purchasers and their counsel only in connection with the offering and no other use or distribution of this opinion letter may be made without my prior written consent.